Exhibit 1

COMMERCIAL PLEDGE AGREEMENT

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$3,500,000.00	02-07-2007	09-01-2007	0099-9001\9003	,2	6910386	36448

References in the shaded area are for Lender’s use only

and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Grantor:	THOMAS T. NICHOLSON	Lender:	ZIONS FIRST NATIONAL BANK
	10330 STARDUST DRIVE		BOISE COMMERCIAL BANKING CENTER
	BOISE, ID 83709		100 NORTH 9TH STREET, SUITE 300
BOISE, ID 83702

THIS COMMERCIAL PLEDGE AGREEMENT dated February 7, 2007, is made and executed between THOMAS T. NICHOLSON (“Grantor”) and ZIONS FIRST NATIONAL BANK (“Lender”).

GRANT OF SECURITY INTEREST. For valuable consideration, Grantor grants to Lender a security interest in the Collateral to secure the Indebtedness and agrees that Lender shall have the rights stated in this Agreement with respect to the Collateral, in addition to all other rights which Lender may have by law.

COLLATERAL DESCRIPTION. The word “Collateral” as used in this Agreement means all of Grantor’s property (however owned if more than one), in the possession of Lender (or in the possession of a third party subject to the control of Lender), whether existing now or later and whether tangible or intangible in character, including without limitation each and all of the following:

300,000.00 Shares of SILVER STATE BANCORP Stock, Certificate No. 79, 80, 81, 337, 338, and 339

In addition, the word “Collateral” includes all of Grantor’s property (however owned), in the possession of Lender (or in the possession of a third party subject to the control of Lender), whether now or hereafter existing and whether tangible or intangible in character, including without limitation each of the following:

(A)	All property to which Lender acquires title or documents of title.

(B)	All property assigned to Lender.

(C)	All promissory notes, bills of exchange, stock certificates, bonds, savings passbooks, time certificates of deposit, insurance policies, and all other instruments and evidences of an obligation.

(D)	All records relating to any of the property described in this Collateral section, whether in the form of a writing, microfilm, microfiche, or electronic media.

(E)	All Income and Proceeds from the Collateral as defined herein.

CROSS-COLLATERALIZATION. In addition to the Note, this Agreement secures all obligations, debts and liabilities, plus interest thereon, of Grantor to Lender, or any one or more of them, as well as all claims by Lender against Grantor or any one or more of them, whether now existing or hereafter arising, whether related or unrelated to the purpose of the Note, whether voluntary or otherwise, whether due or not due, direct or indirect, determined or undetermined, absolute or contingent, liquidated or unliquidated, whether Grantor may be liable individually or jointly with others, whether obligated as guarantor, surety, accommodation party or otherwise, and whether recovery upon such amounts may be or hereafter may become barred by any statute of limitations, and whether the obligation to repay such amounts may be or hereafter may become otherwise unenforceable.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Grantor’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Grantor holds jointly with someone else and all accounts Grantor may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Grantor authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the Indebtedness against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph.

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COLLATERAL. Grantor represents and warrants to Lender that:

Ownership. Grantor is the lawful owner of the Collateral free and clear of all security interests, liens, encumbrances and claims of others except as disclosed to and accepted by Lender in writing prior to execution of this Agreement.

Right to Pledge. Grantor has the full right, power and authority to enter into this Agreement and to pledge the Collateral.

Authority; Binding Effect. Grantor has the full right, power and authority to enter into this Agreement and to grant a security interest in the Collateral to Lender. This Agreement is binding upon Grantor as well as Grantor’s successors and assigns, and is legally enforceable in accordance with its terms. The foregoing representations and warranties, and all other representations and warranties contained in this Agreement are and shall be continuing in nature and shall remain in full force and effect until such time as this Agreement is terminated or cancelled as provided herein.

No Further Assignment. Grantor has not, and shall not, sell, assign, transfer, encumber or otherwise dispose of any of Grantor’s rights in the Collateral except as provided in this Agreement.

No Defaults. There are no defaults existing under the Collateral, and there are no offsets or counterclaims to the same. Grantor will strictly and promptly perform each of the terms, conditions, covenants and agreements, if any, contained in the Collateral which are to be performed by Grantor.

No Violation. The execution and delivery of this Agreement will not violate any law or agreement governing Grantor or to which Grantor is a party.

Financing Statements. Grantor authorizes Lender to file a UCC financing statement, or alternatively, a copy of this Agreement to perfect Lender’s security interest. At Lender’s request, Grantor additionally agrees to sign all other documents that are necessary to perfect, protect, and continue Lender’s security interest in the Property. Grantor will pay all filing fees, title transfer fees, and other fees and costs involved unless prohibited by law or unless Lender is required by law to pay such fees and costs. Grantor irrevocably appoints Lender to execute documents necessary to transfer title if there is a default. Lender may file a copy of this Agreement as a financing statement. If Grantor changes Grantor’s name or address, or the name or address of any person granting a security interest under this Agreement changes, Grantor will promptly notify the Lender of such change.

LENDER’S RIGHTS AND OBLIGATIONS WITH RESPECT TO THE COLLATERAL. Lender may hold the Collateral until all Indebtedness has been paid and satisfied. Thereafter Lender may deliver the Collateral to Grantor or to any other owner of the Collateral. Lender shall have the following rights in addition to all other rights Lender may have by law:

Maintenance and Protection of Collateral. Lender may, but shall not be obligated to, take such steps as it deems necessary or desirable to protect, maintain, insure, store, or care for the Collateral, including paying of any liens or claims against the Collateral. This may include such things as hiring other people, such as attorneys, appraisers or other experts. Lender may charge Grantor for any cost incurred in so doing. When applicable law provides more than one method of perfection of Lender’s security interest. Lender may choose the method(s) to be used. If the Collateral consists of stock, bonds or other investment property for which no certificate has been issued, Grantor agrees, at Lender’s request, either to request issuance of an appropriate certificate or to give instructions on Lender’s forms to the issuer, transfer agent, mutual fund company, or broker, as the case may be, to record on its books or records Lender’s security interest in the Collateral. Grantor also agrees to execute any additional documents, including but not limited to, a control agreement, necessary to perfect Lender’s security interest as Lender may desire.

Income and Proceeds from the Collateral. Lender may receive all Income and Proceeds and add it to the Collateral. Grantor agrees to deliver to Lender immediately upon receipt, in the exact form received and without commingling with other property, all Income and Proceeds from the Collateral which may be received by, paid, or delivered to Grantor or for Grantor’s account, whether as an addition to, in discharge of, in substitution of, or in exchange for any of the Collateral.

Application of Cash. At Lender’s option, Lender may apply any cash, whether included in the Collateral or received as Income and Proceeds or through liquidation, sale, or retirement, of the Collateral, to the satisfaction of the Indebtedness or such portion thereof as Lender shall choose, whether or not matured.

Transactions with Others. Lender may (1) extend time for payment or other performance, (2) grant a renewal or change in terms or conditions, or (3) compromise, compound or release any obligation, with any one or more Obligors, endorsers, or Guarantors of the Indebtedness as Lender deems advisable, without obtaining the prior written consent of Grantor, and no such act or failure to act shall affect Lender’s rights against Grantor or the Collateral.

All Collateral Secures Indebtedness. All Collateral shall be security for the Indebtedness, whether the Collateral is located at one or more offices or branches of Lender. This will be the case whether or not the office or branch where Grantor obtained Grantor’s loan knows about the Collateral or relies upon the Collateral as security.

Collection of Collateral. Lender at Lender’s option may, but need not, collect the Income and Proceeds directly from the Obligors. Grantor authorizes and directs the Obligors, if Lender decides to collect the Income and Proceeds, to pay and deliver to Lender all Income and Proceeds from the Collateral and to accept Lender’s receipt for the payments.

Power of Attorney. Grantor irrevocably appoints Lender as Grantor’s attorney-in-fact, with full power of substitution, (a) to demand, collect, receive, receipt for, sue and recover all Income and Proceeds and other sums of money and other property which may now or hereafter become due, owing or payable from the Obligors in accordance with the terms of the Collateral; (b) to execute, sign and endorse any and all instruments, receipts, checks, drafts and warrants issued in payment for the Collateral; (c) to settle or compromise any and all claims arising under the Collateral, and in the place and stead of Grantor, execute and deliver Grantor’s release and acquittance for Grantor; (d) to file any claim or claims or to take any action or institute or take part in any proceedings, either in Lender’s own name or in the name of Grantor, or otherwise, which in the discretion of Lender may seem to be necessary or advisable; and (e) to execute in Grantor’s name and to deliver to the Obligors on Grantor’s behalf, at the time and in the manner specified by the Collateral, any necessary instruments or documents.

Perfection of Security Interest. Upon Lender’s request, Grantor will deliver to Lender any and all of the documents evidencing or constituting the Collateral. When applicable law provides more than one method of perfection of Lender’s security interest, Lender may choose the method(s) to be used. Upon Lender’s request, Grantor will sign and deliver any writings necessary to perfect Lender’s security interest. If any of the Collateral consists of securities for which no certificate has been issued, Grantor agrees, at Lender’s option, either to request issuance of an appropriate certificate or to execute appropriate instructions on Lender’s forms instructing the issuer, transfer agent, mutual fund company, or broker, as the case may be, to record on its books or records, by book-entry or otherwise, Lender’s security interest in the Collateral. Grantor hereby appoints Lender as Grantor’s irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect, amend, or to continue the security interest granted in this Agreement or to demand termination of filings of other secured parties. This is a continuing Security Agreement and will continue in effect even though all or any part of the Indebtedness is paid in full and even though for a period of time Grantor may not be indebted to Lender.

LENDER’S EXPENDITURES. If any action or proceeding is commenced that would materially affect Lender’s interest in the Collateral or if Grantor fails to comply with any provision of this Agreement or any Related Documents, including but not limited to Grantor’s failure to discharge or pay when due any amounts Grantor is required to discharge or pay under this Agreement or any Related Documents, Lender on Grantor’s behalf may (but shall not be obligated to) take any actions that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on the Collateral and paying all costs for insuring, maintaining and preserving the Collateral. All such expenditures incurred or paid by Lender for such purposes will then bear interest at the rate charged under the Note from the date incurred or paid by Lender to the date of repayment by Grantor. All such expenses will become a part of the Indebtedness and, at Lender’s option, will (A) be payable on demand; (8) be added to the balance of the Note and be apportioned among and be payable with any installment payments to become due during either (1) the term of any applicable insurance policy; or (2) the remaining term of the Note; or (C) be treated as a balloon payment which will be due and payable at the Note’s maturity. The Agreement also will secure payment of these amounts. Such right shall be in addition to all other rights and remedies to which Lender may be entitled upon Default.

LIMITATIONS ON OBLIGATIONS OF LENDER. Lender shall use ordinary reasonable care in the physical preservation and custody of the Collateral in Lender’s possession, but shall have no other obligation to protect the Collateral or its value. In particular, but without limitation, Lender shall have no responsibility for (A) any depreciation in value of the Collateral or for the collection or protection of any Income and Proceeds from the Collateral, (B) preservation of rights against parties to the Collateral or against third persons, (C) ascertaining any maturities, calls, conversions, exchanges, offers, tenders, or similar matters relating to any of the Collateral, or (D) informing Grantor about any of the above, whether or not Lender has or is deemed to have knowledge of such matters. Except as provided above, Lender shall have no liability for depreciation or deterioration of the Collateral.

DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

Payment Default. Grantor fails to make any payment when due under the Indebtedness.

Other Defaults. Grantor fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Grantor.

Default in Favor of Third Parties. Should Grantor or any Grantor default under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Grantor’s property or Grantor’s or any Grantor’s ability to repay the Indebtedness or perform their respective obligations under this Agreement or any of the Related Documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Grantor or on Grantor’s behalf under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Defective Collateralization. This Agreement or any of the Related Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.

Death or Insolvency. The death of Grantor, the insolvency of Grantor, the appointment of a receiver for any part of Grantor’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Grantor.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Grantor or by any governmental agency against any collateral securing the Indebtedness. This includes a garnishment of any of

Grantor’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Grantor as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Grantor gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Insufficient Market Value of Securities. The Collateral to loan percentage falls below 75.00%; and as a result of the deterioration of the market value of the Collateral, Grantor does not, by the close of business on the next business day after Grantor has received notice from Lender of the deterioration, either (1) reduce the amount of the Indebtedness in this loan as required by Lender or (2) pledge or grant an additional security interest to increase the value of the Collateral as required by Lender.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the Indebtedness or Guarantor dies or becomes incompetent or revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness.

Adverse Change. A material adverse change occurs in Grantor’s financial condition, or Lender believes the prospect of payment or performance of the Indebtedness is impaired.

Insecurity. Lender in good faith believes itself insecure.

RIGHTS AND REMEDIES ON DEFAULT. If an Event of Default occurs under this Agreement, at any time thereafter, Lender may exercise any one or more of the following rights and remedies:

Notice of Default. In the Event of Default Lender shall execute or cause the Trustee to execute a written notice of such default and of Lender’s election to cause the Property to be sold to satisfy the Indebtedness, and shall cause such notice to be recorded in the office of the recorder of each county wherein the Real Property, or any part thereof, is situated.

Accelerate Indebtedness. Declare all Indebtedness, including any prepayment penalty which Grantor would be required to pay, immediately due and payable, without notice of any kind to Grantor.

Collect the Collateral. Collect any of the Collateral and, at Lender’s option and to the extent permitted by applicable law, retain possession of the Collateral while suing on the Indebtedness.

Sell the Collateral. Sell the Collateral, at Lender’s discretion, as a unit or in parcels, at one or more public or private sales. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender shall give or mail to Grantor, and other persons as required by law, notice at least ten (10) days in advance of the time and place of any public sale, or of the time after which any private sale may be made. However, no notice need be provided to any person who, after an Event of Default occurs, enters into and authenticates an agreement waiving that person’s right to notification of sale. Grantor agrees that any requirement of reasonable notice as to Grantor is satisfied if Lender mails notice by ordinary mail addressed to Grantor at the last address Grantor has given Lender in writing. If a public sale is held, there shall be sufficient compliance with all requirements of notice to the public by a single publication in any newspaper of general circulation in the county where the Collateral is located, setting forth the time and place of sale and a brief description of the property to be sold. Lender may be a purchaser at any public sale.

Sell Securities. Sell any securities included in the Collateral in a manner consistent with applicable federal and state securities laws. If, because of restrictions under such laws, Lender is unable, or believes Lender is unable, to sell the securities in an open market transaction, Grantor agrees that Lender will have no obligation to delay sale until the securities can be registered. Then Lender may make a private sale to one or more persons or to a restricted group of persons, even though such sale may result in a price that is less favorable than might be obtained in an open market transaction. Such a sale will be considered commercially reasonable. If any securities held as Collateral are “restricted securities” as defined in the Rules of the Securities and Exchange Commission (such as Regulation D or Rule 144) or the rules of state securities departments under state “Blue

Sky” laws, or if Grantor or any other owner of the Collateral is an affiliate of the issuer of the securities, Grantor agrees that neither Grantor, nor any member of Grantor’s family, nor any other person signing this Agreement will sell or dispose of any securities of such issuer without obtaining Lender’s prior written consent.

Rights and Remedies with Respect to Investment Property, Financial Assets and Related Collateral. In addition to other rights and remedies granted under this Agreement and under applicable law, Lender may exercise any or all of the following rights and remedies: (1) register with any issuer or broker or other securities intermediary any of the Collateral consisting of investment property or financial assets (collectively herein, “investment property”) in Lender’s sole name or in the name of Lenders broker, agent or nominee; (2) cause any issuer, broker or other securities intermediary to deliver to Lender any of the Collateral consisting of securities, or investment property capable of being delivered; (3) enter into a control agreement or power of attorney with any issuer or securities intermediary with respect to any Collateral consisting of investment property, on such terms as Lender may deem appropriate, in its sole discretion, including without limitation, an agreement granting to Lender any of the rights provided hereunder without further notice to or consent by Grantor; (4) execute any such control agreement on Grantor’s behalf and in Grantor’s name, and hereby irrevocably appoints Lender as agent and attorney-in-fact, coupled with an interest, for the purpose of executing such control agreement on Grantor’s behalf; (5) exercise any and all rights of Lender under any such control agreement or power of attorney; (6) exercise any voting, conversion, registration, purchase, option, or other rights with respect to any Collateral; (7) collect, with or without legal action, and issue receipts concerning any notes, checks, drafts, remittances or distributions that are paid or payable with respect to any Collateral consisting of investment property. Any control agreement entered with respect to any investment property shall contain the following provisions, at Lenders discretion. Lender shall be authorized to instruct the issuer, broker or other securities intermediary to take or to refrain from taking such actions with respect to the investment property as Lender may instruct, without further notice to or consent by Grantor. Such actions may include without limitation the issuance of entitlement orders, account instructions, general trading or buy or sell orders, transfer and redemption orders, and stop loss orders. Lender shall be further entitled to instruct the issuer, broker or securities intermediary to sell or to liquidate any investment property, or to pay the cash surrender or account termination value with respect to any and all investment property, and to deliver all such payments and liquidation proceeds to Lender. Any such control agreement shall contain such authorizations as are necessary to place Lender in “control” of such investment collateral, as contemplated under the provisions of the Uniform Commercial Code, and shall fully authorize Lender to issue “entitlement orders” concerning the transfer, redemption, liquidation or disposition of investment collateral, in conformance with the provisions of the Uniform Commercial Code.

Foreclosure. Maintain a judicial suit for foreclosure and sale of the Collateral.

Transfer Title. Effect transfer of title upon sale of all or part of the Collateral. For this purpose, Grantor irrevocably appoints Lender as Grantor’s attorney-in-fact to execute endorsements, assignments and instruments in the name of Grantor and each of them (if more than one) as shall be necessary or reasonable.

Other Rights and Remedies. Have and exercise any or all of the rights and remedies of a secured creditor under the provisions of the Uniform Commercial Code, at law, in equity, or otherwise.

Application of Proceeds. Apply any cash which is part of the Collateral, or which is received from the collection or sale of the Collateral, to reimbursement of any expenses, including any costs for registration of securities, commissions incurred in connection with a sale, reasonable attorneys’ fees and court costs, whether or not there is a lawsuit and including any fees on appeal, incurred by Lender in connection with the collection and sale of such Collateral and to the payment of the Indebtedness of Grantor to Lender, with any excess funds to be paid to Grantor as the interests of Grantor may appear. Grantor agrees, to the extent permitted by law, to pay any deficiency after application of the proceeds of the Collateral to the Indebtedness.

Election of Remedies. Except as may be prohibited by applicable law, all of Lender’s rights and remedies, whether evidenced by this Agreement, the Related Documents, or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Grantor under this Agreement, after Grantor’s failure to perform, shall not affect Lender’s right to declare a default and exercise its remedies.

MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Agreement:

Amendments. This Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

Arbitration Disclosures.

1.	ARBITRATION IS FINAL AND BINDING ON THE PARTIES AND SUBJECT TO ONLY VERY LIMITED REVIEW BY A COURT.

2.	IN ARBITRATION THE PARTIES ARE WAIVING THEIR RIGHT TO LITIGATE IN COURT, INCLUDING THEIR RIGHT TO A JURY TRIAL.

3.	DISCOVERY IN ARBITRATION IS MORE LIMITED THAN DISCOVERY IN COURT.

4.	ARBITRATORS ARE NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING 1N THEIR AWARDS. THE RIGHT TO APPEAL OR SEEK MODIFICATION OF ARBITRATORS’ RULINGS IS VERY LIMITED.

5.	A PANEL OF ARBITRATORS MIGHT INCLUDE AN ARBITRATOR WHO IS OR WAS AFFILIATED WITH THE BANKING INDUSTRY.

6.	ARBITRATION WILL APPLY TO ALL DISPUTES BETWEEN THE PARTIES, NOT JUST THOSE CONCERNING THE AGREEMENT.

7.	IF YOU HAVE QUESTIONS ABOUT ARBITRATION, CONSULT YOUR ATTORNEY OR THE AMERICAN ARBITRATION ASSOCIATION.

(a) Any claim or controversy (“Dispute”) between or among the parties and their employees, agents, affiliates, and assigns, including, but not limited to, Disputes arising out of or relating to this agreement, this arbitration provision (“arbitration clause”), or any related agreements or instruments relating hereto or delivered in connection herewith (“Related Agreements”), and including, but not limited to, a Dispute based on or arising from an alleged tort, shall at the request of any party be resolved by binding arbitration in accordance with the applicable arbitration rules of the American Arbitration Association (the “Administrator”). The provisions of this arbitration clause shall survive any termination, amendment, or expiration of this agreement or Related Agreements. The provisions of this arbitration clause shall supersede any prior arbitration agreement between or among the parties.

(b) The arbitration proceedings shall be conducted in a city mutually agreed by the parties. Absent such an agreement, arbitration will be conducted in Boise, Idaho or such other place as may be determined by the Administrator. The Administrator and the arbitrator(s) shall have the authority to the extent practicable to take any action to require the arbitration proceeding to be completed and the arbitrator(s)’ award issued within 150 days of the filing of the Dispute with the Administrator. The arbitrator(s) shall have the authority to impose sanctions on any party that fails to comply with time periods imposed by the Administrator or the arbitrator(s), including the sanction of summarily dismissing any Dispute or defense with prejudice. The arbitrator(s) shall have the authority to resolve any Dispute regarding the terms of this agreement, this arbitration clause, or Related Agreements, including any claim or controversy regarding the arbitrability of any Dispute. All limitations periods applicable to any Dispute or defense, whether by statute or agreement, shall apply to any arbitration proceeding hereunder and the arbitrator(s) shall have the authority to decide whether any Dispute or defense is barred by a limitations period and, if so, to summarily enter an award dismissing any Dispute or defense on that basis. The doctrines of compulsory counterclaim, res judicata, and collateral estoppel shall apply to any arbitration proceeding hereunder so that a party must state as a counterclaim in the arbitration proceeding any claim or controversy which arises out of the transaction or occurrence that is the subject matter of the Dispute. The arbitrator(s) may in the arbitrator(s)’ discretion and at the request of any party: (1) consolidate in a single arbitration proceeding any other claim arising out of the same transaction involving another party to that transaction that is bound by an arbitration clause with Lender, such as borrowers, guarantors, sureties, and owners of collateral; and (2) consolidate or administer multiple arbitration claims or controversies as a class action in accordance with Rule 23 of the Federal Rules of Civil Procedure.

(c) The arbitrator(s) shall be selected in accordance with the rules of the Administrator from panels maintained by the Administrator. A single arbitrator shall have expertise in the subject matter of the Dispute. Where three arbitrators conduct an arbitration proceeding, the Dispute shall be decided by a majority vote of the three arbitrators, at least one of whom must have expertise in the subject matter of the Dispute and at least one of whom must be a practicing attorney. The arbitrator(s) shall award to the prevailing party recovery of all costs and fees (including attorneys’ fees and costs, arbitration administration fees and costs, and arbitrator(s)’ fees). The arbitrator(s), either during the pendency of the arbitration proceeding or as part of the arbitration award, also may grant provisional or ancillary remedies including but not limited to an award of injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver.

(d) Judgement upon an arbitration award may be entered in any court having jurisdiction, subject to the following limitation: the arbitration award is binding upon the parties only if the amount does not exceed Four Million Dollars ($4,000,000.00); if the award exceeds that limit, either party may demand the right to a court trial. Such a demand must be filed with the Administrator within thirty (30) days following the date of the arbitration award; if such a demand is not made with that time period, the amount of the arbitration award shall be binding. The computation of the total amount of an arbitration award shall include amounts awarded for attorneys’ fees and costs, arbitration administration fees and costs, and arbitrator(s)’ fees.

(e) No provision of this arbitration clause, nor the exercise of any rights hereunder, shall limit the right of any party to: (1) judicially or non-judicially foreclose against any real or personal property collateral or other security; (2) exercise self-help remedies, including but not limited to repossession and setoff rights; or (3) obtain from a court having jurisdiction thereover any provisional or ancillary remedies including but not limited to injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver. Such rights can be exercised at any time, before or after initiation of an arbitration proceeding, except to the extent such action is contrary to the arbitration award. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration, and any claim or controversy related to the exercise of such rights shall be a Dispute to be resolved under the provisions of this arbitration clause. Any party may initiate arbitration with the Administrator. If any party desires to arbitrate a Dispute asserted against such party in a complaint, counterclaim, cross-claim, or third-party complaint thereto, or in an answer or other reply to any such pleading, such party must make an appropriate motion to the trial court seeking to compel arbitration, which motion must be filed with the court within 45 days of service of the pleading, or amendment thereto, setting forth such Dispute. If arbitration is compelled after commencement of litigation of a Dispute, the party obtaining an order compelling arbitration shall commence arbitration and pay the Administrator’s filing fees and costs within 45 days of entry of such order. Failure to do so shall constitute an agreement to proceed with litigation and waiver of the right to arbitrate. In any arbitration commenced by a consumer regarding a consumer Dispute, Lender shall pay one half of the Administrator’s filing fee, up to $250.

(f) Notwithstanding the applicability of any other law to this agreement, the arbitration clause, or Related Agreements between or among the parties, the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., shall apply to the construction and interpretation of this arbitration clause. If any provision of this arbitration clause should be determined to be unenforceable, all other provisions of this arbitration clause shall remain in full force and effect.

Attorneys’ Fees; Expenses. Grantor agrees to pay upon demand all of Lender’s costs and expenses, including Lender’s reasonable attorneys’ fees and Lender’s legal expenses, incurred in connection with the enforcement of this Agreement. Lender may hire or pay someone else to help enforce this Agreement, and Grantor shall pay the costs and expenses of such enforcement. Costs and expenses include Lender’s reasonable attorneys’ fees and legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Grantor also shall pay all court costs and such additional fees as may be directed by the court.

Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

Governing Law. This Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Idaho without regard to its conflicts of law provisions. This Agreement has been accepted by Lender in the State of Idaho.

Choice of Venue. If there is a lawsuit, Grantor agrees upon Lender’s request to submit to the jurisdiction of the courts of ADA County, State of Idaho.

No Waiver by Lender. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Grantor, shall constitute a waiver of any of Lender’s rights or of any of Grantor’s obligations as to any future transactions. Whenever the consent of tender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

Notices. Any notice required to be given under this Agreement shall be given in writing, and shall be effective when actually delivered, when actually received by telefacsimile (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Agreement. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party’s address. For notice purposes, Grantor agrees to keep Lender informed at all times of Grantor’s current address. Unless otherwise provided or required by law, if there is more than one Grantor, any notice given by Lender to any Grantor is deemed to be notice given to all Grantors.

Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

Successors and Assigns. Subject to any limitations stated in this Agreement on transfer of Grantor’s interest, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. If ownership of the Collateral becomes vested in a person other than Grantor, Lender, without notice to Grantor, may deal with Grantor’s successors with reference to this Agreement and the Indebtedness by way of forbearance or extension without releasing Grantor from the obligations of this Agreement or liability under the Indebtedness.

Time is of the Essence. Time is of the essence in the performance of this Agreement.

DEFINITIONS. The following capitalized words and terms shall have the following meanings when used in this Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code:

Agreement. The word “Agreement” means this Commercial Pledge Agreement, as this Commercial Pledge Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Commercial Pledge Agreement from time to time.

Borrower. The word “Borrower” means THOMAS T. NICHOLSON and includes all co-signers and co-makers signing the Note and all their successors and assigns.

Collateral. The word “Collateral” means all of Grantor’s right, title and interest in and to all the Collateral as described in the Collateral Description section of this Agreement.

Default. The word “Default” means the Default set forth in this Agreement in the section titled “Default”.

Event of Default. The words “Event of Default” mean any of the events of default set forth in this Agreement in the default section of this Agreement.

Grantor. The word “Grantor” means THOMAS T. NICHOLSON.

Guarantor. The word “Guarantor” means any guarantor, surety, or accommodation party of any or all of the Indebtedness.

Guaranty. The word “Guaranty” means the guaranty from Guarantor to Lender, including without limitation a guaranty of all or part of the Note.

Income and Proceeds. The words “Income and Proceeds” mean all present and future income, proceeds, earnings, increases, and substitutions from or for the Collateral of every kind and nature, including without limitation all payments, interest, profits, distributions, benefits, rights, options, warrants, dividends, stock dividends, stock splits, stock rights, regulatory dividends, subscriptions, monies, claims for money due and to become due, proceeds of any insurance on the Collateral, shares of stock of different par value or no par value issued in substitution or exchange for shares included in the Collateral, and all other property Grantor is entitled to receive on account of such Collateral, including accounts, documents, instruments, chattel paper, and general intangibles.

Indebtedness. The word “Indebtedness” means and includes without limitation all Loans, together with all other obligations, debts and liabilities of Borrower to Lender, or any one or more of them, as well as all claims by Lender against Borrower, or any one or more of them; whether now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated; whether Borrower may be liable individually or jointly with others; whether Borrower may be obligated as a guarantor, surety, or otherwise; whether recovery upon such indebtedness may be or hereafter may become barred by any statute of limitations; and whether such indebtedness may be or hereafter may become otherwise unenforceable.

Lender. The word “Lender” means ZIONS FIRST NATIONAL BANK, its successors and assigns.

Note. The word “Note” means the Note executed by THOMAS T. NICHOLSON in the principal amount of $3,500,000.00 dated February 7, 2007, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of, and substitutions for the note or credit agreement.

Obligor. The word “Obligor” means without limitation any and all persons obligated to pay money or to perform some other act under the Collateral.

Property. The word “Property” means all of Grantor’s right, title and interest in and to all the Property as described in the “Collateral Description” section of this Agreement.

Real Property. The words “Real Property” mean the real property, interests and rights, as further described in this Agreement.

Related Documents. The words “Related Documents” mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

GRANTOR HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS COMMERCIAL PLEDGE AGREEMENT AND AGREES TO ITS TERMS. THIS AGREEMENT IS DATED FEBRUARY 7, 2007.

GRANTOR

X	/s/ Thomas T. Nicholson
THOMAS T. NICHOLSON